Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2016 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 28, 2016--SBT Bancorp, Inc., (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc., today announced net income of $251 thousand or $0.19 basic and $0.19 diluted earnings per share for the quarter ended June 30, 2016, compared to a net income of $206 thousand or $0.15 basic and $0.15 diluted earnings per share for the quarter ended March 31, 2016.

Net interest and dividend income for the second quarter increased $123 thousand or 3.9% as compared to the first quarter of 2016 due to growth in the Bank’s commercial and consumer loan portfolios. Gain on sale of loans increased 52.3% to $367 thousand compared to the quarter ended March 31, 2016. Noninterest income increased $245 thousand compared to the quarter ended March 31, 2016, and noninterest expenses increased $278 thousand as the Bank continues to invest in its three primary business lines of Commercial, Retail and Mortgage Banking.

“During the Bank’s 2016 second quarter, we continued our focus on implementing strategies to deploy the capital we raised in 2015. We made the strategic decision to close the mortgage origination offices in Massachusetts and Rhode Island in order to focus on our primary central Connecticut market. Simsbury Bank is the top originator of mortgages through May in the towns in which it currently has branches.” said Martin J. Geitz, President and Chief Executive Officer. “Our Commercial Banking team continues to succeed at expanding existing and developing new relationships resulting in a $15.5 million or 11.2% increase in commercial loan balances since the end of the first quarter of 2016. We are also excited with our Retail Banking team’s contribution to continued growth from our new full-service branch office in West Hartford, which opened in April. The new West Hartford location had $23.2 million in deposit balances as of June 30, 2016, which contributed to the overall deposit growth of $43.9 million or 13.16% as compared to the quarter ended June 30, 2015.”

Key highlights for quarter ended June 30, 2016 compared to quarter ended June 30, 2015 included:

  Net loans grew $67.0 million or 22.3%.
  Commercial loan balances increased $54.9 million or 55.5%. Commercial yields increased 6 basis points to 4.22% compared to the quarter ended June 30, 2015.
  Consumer loans grew $14.3 million or 22.5% driven by the purchase of a $9.5 million portfolio of refinanced student loans in the second quarter of 2016.
  Net interest and dividend income for the quarter increased 14.4% to $3.3 million.
  Total deposits increased $43.9 million or 13.2%, driven by increases in Demand Deposits of $17.9 million, Savings and Now deposits of $22.0 million, and Time Deposits of $4.0 million.
  Provision for loan losses totaled $170 thousand for the quarter due to loan growth, and the allowance for loan losses at June 30, 2016 was 0.90% of total loans.
  Due to the decline in market interest rates during the second quarter and anticipation of more rapid prepayment of mortgages serviced by the Bank, the Bank recorded a $41 thousand non-cash expense related to the valuation of the mortgage servicing rights asset.

On June 30, 2016, gross loans outstanding were $370 million, an increase of $67.5 million, or 22.3% over a year ago. Commercial loans grew by $54.9 million or 55.5% and consumer loans grew by $14.3 million or 22.5%. Residential mortgage loans decreased by $1.7 million or 1.2% as the Company’s focus is to sell qualifying residential loans in the secondary market.

The Company’s allowance for loan losses at June 30, 2016 was 0.90% of total gross loans. The Company had non-accrual loans totaling $3.7 million or 1.0% of total loans on June 30, 2016, compared to non-accrual loans totaling $2.9 million or 0.96% of total loans a year ago. Total non-accrual and delinquent loans on June 30, 2016 was 1.67% of loans outstanding compared to 1.13% on June 30, 2015. Despite slight increases in non-accrual and delinquent loans, the Company’s loan portfolio remains strong.

Total deposits on June 30, 2016 were $378 million, an increase of $43.9 million or 13.2% over a year ago primarily due to an increase in demand deposits of $17.9 million and a $22.0 million increase in Savings and NOW accounts. At quarter-end, 34% of total deposits were in non-interest bearing demand accounts, 49% were in low-cost savings, money market and NOW accounts and 17% were in time deposits.

For the quarter ended June 30, 2016, total revenues, consisting of net interest and dividend income plus noninterest income, were $4.0 million compared to $3.7 million a year ago, an increase of $316 thousand or 8.5% above the prior year’s second quarter. Net interest and dividend income increased $418 thousand or 14.4% primarily driven by a $618 thousand, or 23%, increase in interest and fees on loans. The increase was partially offset by the interest expense on subordinated debt of $135 thousand. Noninterest income decreased by $102 thousand or 12.7%, primarily due to a decrease in mortgage loan servicing activities of $143 thousand, partially offset by an increase in the gain on sale of mortgages of $44 thousand. Mortgage loan servicing activities decreased $143 thousand due to a non-cash expense related to the decline in the mortgage servicing rights valuation. The decline in valuation is a result of the decline in long-term interest rates and related increase in implied prepayment rates. Gain on sale of loans sold in the second quarter was $367 thousand compared to $323 thousand for the second quarter ended June 30, 2015.

For the year-to-date ended June 30, 2016, total revenues, consisting of net interest and dividend income plus noninterest income, were $7.7 million compared to $7.1 million a year ago, an increase of $546 thousand or 7.7% above the year-to-date period ended June 30, 2015. Net interest and dividend income increased $719 thousand or 12.4% primarily driven by a $1.1 million, or 19.7%, increase in interest and fees on loans. The increase was partially offset by the interest expense on subordinated debt of $242 thousand. Noninterest income decreased by $173 thousand or 13.0%, primarily due to a decrease in mortgage loan servicing activities of $299 thousand, partially offset by an increase in the gain on sale of mortgages of $57 thousand. Mortgage loan servicing activities decreased $299 thousand due to a non-cash expense related to the decline in the mortgage servicing rights valuation. The decline in valuation is a result of the decline in long-term interest rates and related increase in implied prepayment rates. Gain on sale of loans sold for the year-to-date ended June 30, 2016 was $608 thousand compared to $551 thousand for the year-to-date ended June 30, 2015.

The Company’s year-to-date 2016 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.03% compared to 3.05% for the comparable 2015 period. The Company’s yield on earning assets increased 9 basis points to 3.35%, while the cost of funds increased 15 basis points to 0.45% for the three months ended June 30, 2016 compared to the same period of 2015. The increase in cost of funds was primarily due to the interest on the subordinated debt issued in 2015.

Total noninterest expense for the second quarter 2016 was $3.6 million, an increase of $330 thousand or 10.1% above the second quarter of 2015. The increase was primarily driven by an increase in salary and benefits expense of $218 thousand and occupancy costs of $62 thousand. The increases in these expenses are largely attributed to the new West Hartford branch. These were partially offset by decreases in professional fees of $28 thousand.

Total noninterest expense for the first six months of 2016 was $6.9 million, an increase of $678 thousand or 10.8% above the comparable year-to-date 2015 period. The increase was primarily driven by increases in salary and benefits expense of $470 thousand, data processing fees of $76 thousand, occupancy costs of $54 thousand, and advertising and promotions of $38 thousand. These were partially offset by decreases in professional fees of $49 thousand.

Capital levels for The Simsbury Bank & Trust Company on June 30, 2016 remains comfortably above the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules, which became effective January 1, 2015.

Capital Ratios June 30, 2016
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.87%	5.00%
Tier 1 Risk-Based Capital Ratio	11.49%	8.00%
Total Risk-Based Capital Ratio	12.54%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	11.49%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
June 30, 2016, December 31, 2015 and June 30, 2015

(Dollars in thousands, except for share and per share amounts)

	6/30/2016	12/31/2015	6/30/2015
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	10,133	8,933	10,606
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	9,352	19,795	9,622
Money market mutual funds	45	13	566
Federal funds sold	128	149	50
Cash and cash equivalents	19,658	28,890	20,844

Certificates of Deposit	1,500	1,250	-

Investments in available-for-sale securities (at fair value)	68,853	71,517	75,346
Federal Home Loan Bank stock, at cost	3,363	2,047	3,074

Loans held-for-sale	6,794	2,167	5,744

Loans outstanding	370,269	326,723	302,796
Less allowance for loan losses	3,329	3,028	2,834
Loans, net	366,940	323,695	299,962

Premises and equipment, net	2,070	1,420	1,394
Accrued interest receivable	1,231	1,143	1,088
Bank owned life insurance	9,002	7,389	7,286
Other assets	5,146	5,262	4,963
Total other assets	17,449	15,214	14,731

TOTAL ASSETS	$484,557	$444,780	$419,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$128,392	$135,580	$110,534
Savings and NOW deposits	186,743	179,775	164,696
Time deposits	62,693	57,287	58,663
Total deposits	377,828	372,642	333,893

Securities sold under agreements to repurchase	2,848	1,915	2,917
Federal Home Loan Bank advances	64,000	31,500	51,500
Long-term subordinated debt	7,237	7,230	-
Other liabilities	1,813	1,751	1,683
Total liabilities	453,726	415,038	389,993

Stockholders' equity:
Preferred stock, senior non-cumulative perpetual, Series C, no par; 9,000
shares issued and outstanding at June 30, 2015;	-	-	8,994
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 1,361,601 shares and 1,361,187 shares, respectively, at
June 30, 2016; 1,360,591 shares and 1,360,177 shares, respectively, at
December 31, 2015, and 908,170 shares and 907,756 shares, respectively, at June 30, 2015	18,873	18,856	10,324
Retained earnings	11,368	11,288	10,933
Treasury stock, 414 shares	(7)	(7)	(7)
Unearned compensation- restricted stock awards	(127)	(206)	(322)
Accumulated other comprehensive income (loss)	724	(189)	(214)
Total stockholders' equity	30,831	29,742	29,708
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$484,557	$444,780	$419,701

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for share and per share amounts)

	For the quarter ended		For the six months ended
	6/30/2016	6/30/2015	6/30/2016	6/30/2015

Interest and dividend income:
Interest and fees on loans	$3,305	$2,687	$6,380	$5,328
Investment securities	382	409	771	842
Federal funds sold and overnight deposits	16	5	39	12
Total interest and dividend income	3,703	3,101	7,190	6,182

Interest expense:
Deposits	188	188	347	374
Repurchase agreements	2	1	3	2
Interest on long-term subordinated debt	135	-	242	-
Federal Home Loan Bank advances	66	18	98	25
Total interest expense	391	207	690	401

Net interest and dividend income	3,312	2,894	6,500	5,781

Provision for loan losses	170	30	301	80

Net interest and dividend income after
provision for loan losses	3,142	2,864	6,199	5,701

Noninterest income:
Service charges on deposit accounts	91	101	181	205
Gain on available-for-sale securities, net of writedowns	23	25	70	67
Other service charges and fees	208	200	440	353
Increase in cash surrender value
of life insurance policies	62	51	113	103
Mortgage loan servicing activities	(110)	33	(357)	(58)
Gain on sale of mortgages	367	323	608	551
Investment services fees and commissions	52	77	79	110
Other income (loss)	11	(4)	29	5
Total noninterest income	704	806	1,163	1,336

Noninterest expense:
Salaries and employee benefits	1,921	1,703	3,752	3,282
Occupancy expense	390	328	760	706
Equipment expense	113	100	206	202
Advertising and promotions	187	152	294	256
Forms and supplies	35	45	74	77
Professional fees	119	147	203	252
Directors' fees	54	63	107	114
Correspondent charges	73	92	146	121
FDIC Assessment	91	78	153	156
Data Processing Fees	197	189	409	333
Internet banking costs	93	51	145	105
Other expenses	323	318	663	630
Total noninterest expense	3,596	3,266	6,912	6,234

Income before income taxes	250	404	450	803
Income tax (benefit) provision	(1)	54	(7)	110

Net income	$251	$350	$457	$693

Net income available to common stockholders	$251	$316	$457	$633

Average shares outstanding, basic	1,351,924	888,587	1,350,247	888,290
Earnings per common share, basic	$0.19	$0.36	$0.34	$0.71

Average shares outstanding, assuming dilution	1,352,239	889,611	1,351,365	888,090
Earnings per common share, assuming dilution	$0.19	$0.36	$0.34	$0.71

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
860-408-4679 (fax)
SVP & CFO
rsudol@simsburybank.com